Exhibit 99.2

David Buckley	Dan Matsui/Gene Heller
Chief Executive Officer	Silverman Heller Associates
(951) 943-4014	(310) 208-2550

MODTECH HOLDINGS INC. SECURES $38 MILLION CREDIT FACILITY

Completes Financing For Working Capital, General Corporate Purposes, Growth

Perris, Calif.—Mar. 2, 2005—Modtech Holdings, Inc. (Company) (Nasdaq: MODT) secured a new credit facility totaling $38 million, consisting of a $17 million revolving loan and a $21 million term loan. In conjunction with the private placement of $25 million of convertible subordinated debt in December 2004, closing on this new credit facility provides the Company the working capital necessary to finance its anticipated growth.

The revolving loan will bear interest per annum at a variable rate of 3.75% to 4.75% plus the greater of 5.0% or JPMorgan Chase Bank’s prime rate. The term loan will bear interest per annum at 30-day LIBOR plus a variable rate of 7.50% to 8.50%. The variable rates will depend on Modtech’s senior secured leverage ratio.

Amounts owed under the new credit facility may be accelerated under various circumstances, and those and other circumstances may restrict Modtech’s ability to incur debt, make investments, sell assets, undertake transactions with affiliates, and enter into unrelated lines of business, among other things. A complete description of terms, conditions, and restrictions under this credit facility is provided in the Financing Agreement which will be filed as an attachment to the 8-K.

This new credit facility replaces an existing credit facility dated December 26, 2001, and later amended, with Wells Fargo Bank. On February 25, 2005, outstanding balances under that prior agreement were fully repaid from proceeds from the new credit facility, and the agreement was terminated.

Modtech Chairman Charles McGettigan commented: “This credit facility marks the completion of our plans to put in place sufficient financing to not only assure adequate liquidity in the near term, but provide the means for financing anticipated growth, which will be discussed in the Company’s fourth-quarter release of financial results.”

About Modtech Holdings, Inc.

Modtech™ is a leading national designer and manufacturer of modular buildings, both permanent and relocatable. In the school industry, the Company has advanced typical modular building technology to greater dimensions of flexibility and architectural integrity. Modtech™ has substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida and Texas. Modtech’s commercial and industrial buildings are sold to a diverse end-user market and may be leased through national, regional, and local dealers. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Most forward-looking statements made involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. For a further discussion of such factors, please refer to the Company’s filings with the U.S. Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of this press release, and the Company assumes no obligation to update such statements.

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